Exhibit 99

Dillard's, Inc. Reports 97% Increase in Second Quarter Earnings per Share

LITTLE ROCK, Ark.--(BUSINESS WIRE)--August 8, 2012--Dillard's, Inc. (NYSE: DDS) (the "Company" or "Dillard's") announced operating results for the 13 weeks ended July 28, 2012. This release contains certain forward-looking statements. Please refer to the Company's cautionary statements regarding forward-looking information included below under "Forward-Looking Information".

Second Quarter Results

Dillard’s reported net income for the 13 weeks ended July 28, 2012 of $31.0 million, or $0.63 per diluted share compared to net income of $17.6 million or $0.32 per share for the 13 weeks ended July 30, 2011. Highlights of the 13 weeks ended July 28, 2012 included:

  A 3% increase in comparable store sales
  Merchandise gross margin improvement of 70 basis points of sales
  Operating expense leverage of 70 basis points of sales
  Repurchase of $134.6 million (2.1 million shares) of Class A Common Stock

Dillard’s Chief Executive Officer, William T. Dillard, II, stated, “Continuing on the momentum of a successful first quarter, we are proud to report a 97% increase in second quarter earnings per share. Our 3% sales increase combined with gross margin improvement and control of our expenses enabled us to report a notable improvement in operating results today. Additionally, with strong cash flow during the quarter, we repurchased $134.6 million of Class A Common Stock under our share repurchase program.”

Included in net income for the prior year second quarter is a $2.1 million net pretax gain ($1.4 million after tax or $0.02 per share) relating to the sale of an interest in a mall joint venture.

Net Sales – 13 Weeks

Net sales for the 13 weeks ended July 28, 2012 were $1.488 billion compared to net sales for the 13 weeks ended July 30, 2011 of $1.442 billion. Net sales include the operations of the Company’s construction business, CDI Contractors, LLC (“CDI”).

Total merchandise sales (which exclude CDI) for the 13-week period ended July 28, 2012 were $1.456 billion compared to $1.426 billion for the 13-week period ended July 30, 2011. Total merchandise sales increased 2% during the second quarter. Sales in comparable stores increased 3%.

Sales trends were strongest in ladies’ accessories and lingerie, followed by shoes and cosmetics. Weakest performing categories were home and furniture and juniors’ and children’s apparel. Sales trends were strongest in the Central region, followed by the Eastern and Western regions.

Gross Margin/Inventory

Gross margin from retail operations (which excludes CDI) was 34.3% (of sales) for the 13 weeks ended July 28, 2012 compared to 33.6% for the prior year second quarter. Consolidated gross margin for the 13 weeks ended July 28, 2012 was 33.6% compared to 33.2% during the prior year second quarter. Inventory in comparable stores was flat at July 28, 2012 compared to July 30, 2011.

Advertising, Selling, Administrative and General Expenses

Advertising, selling, administrative and general expenses (“operating expenses”) decreased approximately 70 basis points of sales during the 13 weeks ended July 28, 2012 compared to the 13 weeks ended July 30, 2011. Operating expenses were $398.8 million (26.8% of sales) and $396.0 million (27.5% of sales), respectively. During the second quarter, increases in payroll, services purchased and insurance were partially offset by cost savings in advertising and utilities.

Share Repurchase

During the 13 weeks ended July 28, 2012, Dillard’s repurchased approximately $134.6 million of Class A Common Stock (2.1 million shares). At July 28, 2012, $115.4 million of authorization remained under the Company’s share repurchase program. Total shares outstanding (Class A and Class B Common Stock) at July 28, 2012 and July 30, 2011 were 47.1 million and 54.4 million, respectively.

Store Information

During the second quarter of 2012, the Company announced the upcoming closure of its Southpark Mall location in Colonial Heights, Virginia (85,000 square feet). The store is expected to close during the third quarter of 2012. During the second quarter, Dillard’s closed its Hutchinson Mall location in Hutchinson, Kansas (70,000 square feet).

At July 28, 2012, the Company operated 285 Dillard's locations and 18 clearance centers spanning 29 states and an Internet store at www.dillards.com. Total square footage at July 28, 2012 was 52.4 million.

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Statements of Income (Unaudited) (In Millions, Except Per Share Data)

	13-Week Period Ended

	July 28, 2012		July 30, 2011

		% of		% of
	Amount	Net Sales	Amount	Net Sales

Net sales	$1,487.9	100.0. %	$1,441.7	100.0. %
Service charges and other income	37.3	2.5	34.4	2.3
	1,525.2	102.5	1,476.1	102.3

Cost of sales	987.8	66.4	963.5	66.8
Advertising, selling, administrative and general expenses	398.8	26.8	396.0	27.5
Depreciation and amortization	64.2	4.3	64.1	4.4
Rentals	8.6	0.6	12.1	0.8
Interest and debt expense, net	17.7	1.2	18.4	1.3
Gain on disposal of assets	0.1	0.0	2.3	0.2
Income before income taxes and income on and equity in losses of joint ventures	48.2	3.2	24.3	1.7
Income taxes	17.3		7.0
Income on and equity in losses joint ventures	0.1	0.0	0.3	0.0
Net income	$31.0	2.1%	$17.6	1.2%

Basic earnings per share	$0.64		$0.32
Diluted earnings per share	$0.63		$0.32
Basic weighted average shares	48.3		54.3
Diluted weighted average shares	49.2		55.2

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Statements of Income (Unaudited) (In Millions, Except Per Share Data)

	26-Week Period Ended

	July 28, 2012			July 30, 2011

		% of			% of
	Amount	Net Sales		Amount	Net Sales

Net sales	$3,037.2	100.0.	%	$2,910.9	100.0. %
Service charges and other income	73.9	2.4		65.1	2.3
	3,111.1	102.4		2,976.0	102.3

Cost of sales	1,944.7	64.0		1,863.5	64.0
Advertising, selling, administrative and general expenses	792.0	26.1		785.3	27.0
Depreciation and amortization	128.2	4.2		128.1	4.4
Rentals	16.9	0.6		23.6	0.8
Interest and debt expense, net	35.1	1.1		36.7	1.3
Gain on disposal of assets	1.1	0.0		2.4	0.1
Asset impairment and store closing charges	-	-		1.2	0.1
Income before income taxes and income on and equity in losses of joint ventures	195.3	6.4		140.0	4.8
Income taxes	70.3			49.7
Income on and equity in losses joint ventures	1.0	0.0		3.9	0.1
Net income	$126.0	4.1%		$94.2	3.2%

Basic earnings per share	$2.58			$1.69
Diluted earnings per share	$2.53			$1.66
Basic weighted average shares	48.8			55.9
Diluted weighted average shares	49.8			56.9

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In Millions)

	July 28,	July 30,
	2012	2011
Assets
Current Assets:
Cash and cash equivalents	$162.5	$179.5
Accounts receivable	33.4	19.6
Merchandise inventories	1,362.1	1,357.9
Other current assets	44.6	44.2
Total current assets	1,602.6	1,601.2

Property and equipment, net	2,388.1	2,514.5
Other assets	270.8	61.6

Total Assets	$4,261.5	$4,177.3

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$699.0	$706.9
Other short-term borrowings	24.0	-
Current portion of long-term debt and capital leases	78.2	51.4
Federal and state income taxes including current deferred taxes	74.3	64.1
Total current liabilities	875.5	822.4

Long-term debt and capital leases	622.8	706.5
Other liabilities	246.7	206.1
Deferred income taxes	295.0	311.3
Subordinated debentures	200.0	200.0
Stockholders' equity	2,021.5	1,931.0

Total Liabilities and Stockholders' Equity	$4,261.5	$4,177.3

Dillard’s, Inc. and Subsidiaries Condensed Consolidated Statements of Cash Flows (Unaudited) (In Millions)
	26-week Period Ended
	July 28, 2012	July 30, 2011
Operating activities:
Net income	$126.0	$94.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and deferred financing cost	129.2	129.1
Gain on disposal of assets	(1.1)	(2.4)
Asset impairment and store closing charges	-	1.2
Excess tax benefits from share-based compensation	(2.0)	(9.9)
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(4.7)	6.4
Increase in merchandise inventories	(58.1)	(67.7)
Increase in other current assets	(9.9)	(1.7)
Decrease in other assets	7.8	2.9
Increase in trade accounts payable and accrued expenses and other liabilities	44.4	19.9
Decrease in income taxes payable	(78.8)	(47.0)
Net cash provided by operating activities	152.8	125.0
Investing activities:
Purchase of property and equipment	(86.7)	(48.7)
Distribution from joint venture	-	2.5
Proceeds from disposal of assets	7.8	12.6
Net cash used in investing activities	(78.9)	(33.6)
Financing activities:
Principal payments on long-term debt and capital lease obligations	(2.0)	(1.9)
Issuance cost of line of credit	(5.3)	-
Increase in short-term borrowings	24.0	-
Cash dividends paid	(5.0)	(4.7)
Purchase of treasury stock	(153.1)	(268.7)
Excess tax benefits from share-based compensation	2.0	9.9
Proceeds from stock issuance	3.7	10.2
Net cash used in financing activities	(135.7)	(255.2)
Decrease in cash and cash equivalents	(61.8)	(163.8)
Cash and cash equivalents, beginning of period	224.3	343.3
Cash and cash equivalents, end of period	$162.5	$179.5
Non-cash transactions:
Accrued capital expenditures	$3.4	$2.8
Stock awards	2.8	2.8

Estimates for 2012

The Company is updating the following estimates for certain financial statement items for the fiscal year ending February 2, 2013 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change – See “Forward-Looking Information”.

	In millions
	2012 Estimated	2011 Actual
Depreciation and amortization	$258	$258
Rentals	34	48
Interest and debt expense, net	70	72
Capital expenditures	140	116

Forward-Looking Information

The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995: statements including (a) words such as “may,” “will,” “could,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof, and (b) statements regarding matters that are not historical facts. The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; changes in legislation, affecting such matters as the cost of employee benefits or credit card income; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or other public health issues; potential disruption of international trade and supply chain efficiencies; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 28, 2012, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.

CONTACT:
Dillard's, Inc.
Julie Johnson Bull, 501-376-5965